SAND TECHNOLOGY INC.
2010 STOCK INCENTIVE PLAN

1. Definitions

For the purposes hereof and unless the context otherwise requires:

“Agreement” means the written agreement between the Company and any Optionee or Grantee evidencing the grant of an Option or any Award and setting forth the terms thereof;

“Award” means a grant of Restricted Stock, a Share Award or any or all of them;

“Blackout Period” means any period during which a policy of the Issuer or applicable law prevents an Optionee from exercising an Option;

“Board” means the Board of Directors of the Issuer;

“Business Day” means a day of the week other than a Saturday, Sunday or a legal holiday recognized as such either in the Province of Quebec, or in the place where the concerned Optionee is normally resident;

“Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend, or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Issuer or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, amalgamation, reorganization, spin-off, stock dividend, stock split, reverse stock split, change in corporate structure or similar corporate change;

“Change in Control” means, except as otherwise provided in an Agreement to comply with Section 409A of the Code, (i) a merger, amalgamation, consolidation, reorganization, combination or exchange of shares or any other similar corporate change to which the Issuer is a party and following which the shareholders of the Issuer prior to such corporate change do not have the voting power to elect a majority of the members of the Board of Directors of the resulting entity, (ii) any person becoming the beneficial owner, directly or indirectly, of more than 50% of any class in the share capital of the Issuer or of shares having more than 50% of the aggregate voting power in the share capital of the Issuer, or (iii) a sale or transfer of all or substantially all of the assets of the Issuer (in one transaction or a series of related transactions) to an entity that is not a Subsidiary;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Committee” means the Governance, Nomination, Human Resources and Compensation Committee of the Board or any other committee appointed by the Board to administer, or provide recommendations with respect to the administration of, the Plan;

“Consultant” means any natural person (other than an Employee, an Executive Officer or a Director) that (a) is engaged to provide services to the Issuer, other than services provided in relation to a “distribution” (as defined under applicable Canadian securities legislation), and the services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Issuer’s securities (b) provides the services under a written contract with the Issuer, and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Issuer;

“Director” means any individual who is a member of the Board;

“Eligible Individual” means a Director, an Employee, an Executive Officer or a Consultant;

“Employee” means any individual who is an employee of the Issuer or any of its Subsidiaries;

“Executive Officer” means any individual who is (i) a chair, vice-chair or president of the Issuer or a Subsidiary, (ii) a vice-president in charge of a principal business unit, division or function (including sales, finance or production) of the Issuer or a Subsidiary, or (iii) performing a policy-making function in respect of the Issuer or a Subsidiary;

“Grantee” means an Eligible Individual to whom an Award has been granted under the Plan;

“Issuer” means SAND Technology Inc., a corporation existing under the Canada Business Corporations Act, or its successor;

“Option” means an option to purchase Shares granted under the Plan;

“Optionee” means an Eligible Individual to whom an Option has been granted under the Plan;

“Option Period” has the meaning given to that expression in Subsection 6(b) hereof;

“Plan” means this 2010 Stock Incentive Plan;

“Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 7 hereof;

“Share Award” means an Award of Shares granted pursuant to Section 8 hereof;

“Shares” means the Class A common shares in the share capital of the Issuer; and

“Subsidiary” means any person that is controlled, directly or indirectly, by the Issuer.

2. Purpose of the Plan

The purpose of this Plan is to further the growth, development and financial success of the Issuer and its Subsidiaries by aligning the personal interests of Employees, Executive Officers, Directors and Consultants, through equity participation, to those of the Issuer. The Plan is further intended to provide flexibility to the Issuer in its ability to compensate Employees, Executive Officers, Directors and Consultants and to motivate, attract and retain the services of such Employees, Executive Officers, Directors and Consultants who have the ability to enhance the value of the Issuer and its Subsidiaries.

3. Administration

The Plan shall be administered by the Board. The Board shall have the ultimate power and authority to operate, interpret, manage, administer and make determinations under or relevant to the Plan on behalf of the Issuer. This power and authority includes, without limitation, the power and authority:

(a)	to determine the time or times when Awards and Options are granted under the Plan and to select Eligible Individuals entitled to receive Awards and Options from time to time;

(b)

to determine the terms and conditions of the Awards and Options (including the number of Shares subject to each Award and Option, the vesting conditions (if any) and, in the case of Options, the exercise price and the Option Period for such Options);

(c)

to waive or modify the terms, conditions, restrictions and forfeitures of Awards and Options, in whole or in part, for such periods and for such Eligible Individuals, and on such terms, consistent with the Plan, as it shall determine; and

(d)

to delegate to Management of the Issuer the day-to-day administration of the Plan and to delegate to other persons the responsibility for performing appropriate functions in furtherance of the purpose of the Plan.

The determinations, designations, decisions and interpretations of the Board shall be binding and final. The Committee shall make recommendations to the Board in relation to the Plan and to grants of Options.

4. Eligible Participants

Awards and Options may be granted to Eligible Individuals selected by the Board in its sole and absolute discretion.

5. Shares Subject to the Plan

The number of Shares that may be made the subject of Awards or Options under the Plan shall not exceed 4,000,000 Shares, subject to adjustments made pursuant to Section 9. In connection with the granting of an Award or Option, the number of Shares available under this Section 5 for the granting of further Awards or Options shall be reduced by the number of Shares in respect of which the Award or Option is granted or denominated. Whenever any outstanding Award or Option or portion thereof expires, is cancelled, is settled in cash, or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Award or Option, the Shares applicable to the expired, cancelled, settled, or otherwise terminated portion of the Award or Option may again be the subject of Awards or Options granted hereunder.

6. Options

The Board, from time to time, subject to the terms and provisions of the Plan, may grant to any Eligible Individual an Option, which shall be evidenced by an Agreement. Each Agreement shall contain such restrictions, terms and conditions as the Board may, in its sole and absolute discretion, determine and, without limiting the generality of the foregoing, such Agreements shall indicate the number of Shares covered by the Option, the exercise price, the Option Period and the vesting conditions (if any). Options shall be subject to the following terms and provisions:

(a)

Exercise Price. The price at which Shares may be purchased under the Plan shall be determined by the Board on the date an Option is granted, provided that such price may not be less than US$0.01 per Share.

(b)

Option Period. Each Option may be exercised during a period (the “Option Period”) determined by the Board on the recommendation of the Committee which shall not commence prior to the date of the grant of the Option and which shall terminate on or before the eighth anniversary of such date. All rights under an Option not exercised at the expiry of the Option Period shall lapse.

Notwithstanding the foregoing provisions of this Subsection (b):

(i)

if the employment of an Optionee (other than a Director) is terminated by mutual agreement or by the Issuer or one of its Subsidiaries or if the contract of a Consultant terminates at its normal termination date or is terminated by the Issuer or one of its Subsidiaries before its normal termination date, the Optionee shall be entitled to exercise his/her vested Options then outstanding within 90 days of the date of termination of employment or termination of the consulting contract in the case of a Consultant or as confirmed in any settlement agreement (which shall be subject to the Board’s approval on the recommendation of the Committee), and all of his/her rights under unvested Options outstanding on the date of termination, if any, shall lapse;

(ii)

if an Optionee (other than a Director) resigns, the Optionee shall be entitled to exercise his/her vested Options then outstanding within 90 days of the date of his/her last working day, and all of his/her rights under unvested Options outstanding on the date of his/her last working day, if any, shall lapse;

(iii)

if a Consultant terminates his/her consulting contract before its normal termination date, the Optionee shall be entitled to exercise his/her vested Options then outstanding within 90 days of the termination of the consulting contract, and all of his/her rights under unvested Options outstanding on the date of termination of the consulting contract, if any, shall lapse;

(iv)

the estate, succession, heirs or legal representatives of a deceased Optionee (for the purposes of this paragraph, the “Estate”) shall earn one day of extension for every three days of the deceased Optionee’s employment with the Issuer, for a minimum of 180 days and up to a maximum of three years of extension (for the purposes of this paragraph, the “Estate Extension Period”) which shall accrue pro rata, day by day; the Estate shall be entitled to exercise the vested Options outstanding at the time of the Optionee’s death within the later of (A) 180 days of the Optionee’s death, or (B) an extended period, if any, ending on the earlier of (1) the date on which the Estate Extension Period ends, or (2) the day that the Option Period expires; and all of the deceased Optionee’s rights under unvested Options outstanding on the date of the Optionee’s death, if any, shall lapse;

(v)

an Optionee (other than a Director) who retires (for the purposes of this paragraph, a “Retiree”) shall earn one day of extension for every three days of employment with the Issuer, for a minimum of 90 days and up to a maximum of three years of extension (for the purposes of this paragraph, the “Extension Period”) which shall accrue pro rata, day by day; Retirees shall be entitled to exercise the vested Options then outstanding, as the case may be within the later of (i) 90 days of the date of retirement or (ii) an extended period, if any, ending on the earlier of (A) the date on which the Extension Period ends, (B) the day that the Option Period expires, or (C) the day on which the Optionee ceases to be retired for the purposes of this Subsection (b); and all of his/her rights under unvested Options outstanding on the date of retirement, if any, shall lapse;

(vi)

an Optionee who is a Director shall earn one day of extension for every three days of service on the Corporation’s Board of Directors, for a minimum of 90 days and up to a maximum of three years of extension (for the purposes of this paragraph, the “Director’s Extension Period”) which shall accrue pro rata, day by day; if an Optionee ceases to be a Director for any reason whatsoever, such Optionee shall be entitled to exercise the vested Options then outstanding, as the case may be within the later of (i) 90 days of the date of termination of Board service, or (ii) an extended period, if any, ending on the earlier of (A) the date on which the Director’s Extension Period ends, or (B) the day that the Option Period expires; and all of his/her rights under unvested Options outstanding on the date of termination of Board service, if any, shall lapse.

For the purposes of this Subsection (b), “to retire” or “retirement” means that the Optionee has ceased to be a regular Employee, provided that the Optionee is either no longer gainfully employed, or following the cessation of employment, the Optionee is gainfully employed and pursues activities in a business that is not a direct competitor of the Issuer, as determined by the Board in its sole discretion.

(c)

Blackout Periods. If the date on which an Option expires occurs during a Blackout Period or within 10 Business Days after the last day of a Blackout Period, the date of expiry of such Option will be the last day of such 10 Business Day period.

(d)

Exercise of Option. A vested Option may be exercised in whole at any time or in part from time to time during the Option Period, by delivery of a written notice by the Optionee to the Corporate Secretary of the Issuer specifying the number of Shares with respect to which the Option is being exercised and indicating the address to which the certificate representing such Shares must be delivered. Such notice shall be accompanied by a certified cheque in the amount of the exercise price payable to the order of the Issuer. The Issuer shall cause a certificate for the number of Shares indicated in the Optionee’s notice to be issued in the name of the Optionee and delivered to the address indicated in the notice no later than 10 Business Days following receipt of the notice and full payment of the exercise price.

(e)	Option Unassignable. The Optionee may not assign, pledge or encumber any Option nor any interest therein other than by will or under the law of succession.

(f)

No Shareholder Rights; No Right to Options. An Optionee shall not have any rights as a shareholder of the Issuer with respect to any of the Shares covered by his/her Option until the Optionee has become the registered holder of such Shares. No person shall have any claim or right to be granted an Option solely by virtue of this Plan. A person receiving an Option shall not have the right to receive another Option by virtue of such receipt.

(g)

Change in Control. In the event of any Change in Control, all Options outstanding shall become immediately exercisable for the full number of Shares subject to such Options regardless of any vesting or exercise schedule otherwise specified for such Options, and Optionees shall be entitled to at least 20-day prior written notice, and the opportunity to exercise such rights, before any transaction in connection with the Change in Control may defeat or nullify the economic benefit of such Options.

7. Restricted Stock

The Board, from time to time, subject to the terms and provisions of the Plan, may grant to any Eligible Individual an Award of Restricted Stock, which shall be evidenced by an Agreement. Each Agreement shall contain such restrictions, terms and conditions as the Board may, in its sole and absolute discretion, determine and, without limiting the generality of the foregoing, such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the following terms and provisions:

(a)

Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted; provided that the Grantee has executed any and all documents which the Board may require as a condition to the issuance of such Shares, which may include an Agreement evidencing the Award, appropriate blank share transfer powers, and an escrow agreement. If a Grantee shall fail to execute any documents which the Board may require within the time period prescribed by the Board at the time the Award of Restricted Stock is granted, the Award shall be null and void. At the sole and absolute discretion of the Board, Shares issued in connection with an Award of Restricted Stock shall be deposited together with the share transfer powers with an escrow agent (which may be the Issuer) designated by the Board. Unless the Board determines otherwise as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)

Non-Transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Subsection 7(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(c)

Lapse of Restrictions. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(d)	Change in Control. Upon a Change in Control, the restrictions upon Shares of Restricted Stock shall lapse.

(e)

Effect of Termination of Employment on Awards. Upon the termination of a Grantee’s employment with the Company and its Subsidiaries or the termination by a Consultant of his/her consulting contract before its normal termination date, in each case for any reason whatsoever, except as otherwise provided in an Agreement or, with the consent of such individual, as determined by the Board at any time prior to or after such termination, any Awards not then vested will terminate.

(f)

Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Board may, in its sole and absolute discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Issuer shall be (i) deferred until the lapsing of the restrictions on such Shares and (ii) held by the Issuer for the account of the Grantee until such time. In the event that dividends are to be deferred, the Board shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Board, in its sole and absolute discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of the restrictions on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

(g)

Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Board shall cause a share certificate to be delivered to the Grantee with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

8. Share Awards

The Board, from time to time, subject to the terms and provisions of the Plan, may grant to any Eligible Individual a Share Award on such terms and conditions as the Board may determine in its sole and absolute discretion, which terms and conditions may be set forth in an Agreement in respect of such grant. Share Awards may be made as additional compensation for services rendered by such Eligible Individual or may be in lieu of cash or other compensation to which such Eligible Individual is entitled to receive from the Issuer or any Subsidiary.

9. Effect of Change in Common Shares Subject to the Plan

In the event of any Change in Capitalization, the Board shall determine the appropriate adjustments, if any, to (a) the maximum number of Shares or other shares or securities with respect to Awards or Options may be granted under the Plan, and (b) the number and class of Shares or other shares or securities which are subject to outstanding Awards and Options granted under the Plan and the exercise price therefor, if applicable. Any such adjustment in the Shares or other shares or securities subject to outstanding Options shall be made consistent with the requirements of United States Treasury Regulation Section 1.409A -1(b)(5)(v). If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise any Option with respect to, new, additional or different shares or securities of the Issuer or any other corporation, such new, additional or different shares or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

10. Withholding Taxes

The Issuer or a Subsidiary shall require payment of or other provision for, as determined by the Issuer, any amount equal to the federal, provincial, state and local income taxes and other amounts required by law to be withheld by the Issuer or such Subsidiary in connection with the grant, vesting, exercise or settlement of an Award or Option or at such times as a Grantee or Optionee recognizes taxable income in connection with the receipt of Shares or cash in connection an Award or Option hereunder (for the purposes of this Section 10, “Withholding Taxes”). In its sole and absolute discretion, the Issuer or such Subsidiary may require or permit payment or provision for the Withholding Taxes by one or more of the following methods, subject to the terms of any Agreement: (a) in cash, bank draft, certified cheque, personal cheque or other manner acceptable to the Board, (b) by withholding such amount from the other amounts due to the Grantee or Optionee, (c) by withholding a portion of the Shares then issuable or deliverable to the Grantee or Optionee having a fair market value equal to the Withholding Taxes and, at the Issuer’s election, either (i) cancelling the equivalent portion of the underlying Award or Option or (ii) selling such Shares on the Optionee or Grantee’s behalf, or (d) by withholding such amount from the cash then payable in connection with the Award.

11. No Right to Continued Employment

Neither this Plan nor any action taken hereunder shall be construed as giving any person the right to continued employment or the right to continued service as a member of the Board.

12. Effective Date and Term

The Plan shall become effective upon its adoption by the Board and shall continue until such time as it may be terminated in accordance with Section 13.

13. Amendment and Termination

The Board, on the recommendation of the Committee, may, at any time and from time to time, amend, suspend or terminate the Plan, in whole or in part, or waive or modify the terms, conditions, restrictions and forfeitures of Awards or Options, in whole or in part, for such periods and for such Eligible Individuals, and on such terms, consistent with the Plan, as it shall determine, provided that no such action can be taken by the Board without obtaining (a) any required approval under applicable securities legislation or applicable rules of any stock exchange or automated quotation system where the Shares are listed or quoted for trading, and (b) in the case of issued and outstanding Awards and Options, the consent or deemed consent of the concerned Grantee or Optionee in the event that such action materially prejudices his/her rights under the Plan.

14. Compliance with Securities Laws and Stock Exchange Rules

Any issuance and delivery of Awards, Options or underlying Shares under the Plan shall comply with all applicable securities legislation or regulation and applicable rules of any stock exchange or automated quotation system where the Shares are listed or quoted for trading (for the purposes of this Section 14, the “Applicable Requirements”). The certificates evidencing any Awards, Options or underlying Shares issued under the Plan, and any certificates issued in exchange for or in substitution of such certificates, will bear any legend and will be subject to any statutory hold period required under Applicable Requirements. In addition, the issuance or delivery of any Awards, Options or underlying Shares may be postponed for such period as may be required to comply with any Applicable Requirements, and the Issuer shall not be obligated to issue or deliver any Awards, Options or underlying Shares if such issuance or delivery would constitute a violation of any Applicable Requirements.

15. Canadian Securities Law Restrictions

Unless the Issuer obtains Security Holder Approval or relies on another exemption from the prospectus requirement under applicable Canadian securities legislation, no Award or Option shall be granted to an Employee or Consultant who is an Investor Relations Person, an Associated Consultant, an Executive Officer or a Director if, after such grant:

(a)

the number of securities, calculated on a fully diluted basis, reserved for issuance under options granted (under the Plan or otherwise) to (i) Related Persons, exceeds 10% of the outstanding securities of the Issuer, or (ii) a Related Person, exceeds 5% of the outstanding securities of the Issuer; or

(b)

the number of securities, calculated on a fully diluted basis, issued within 12 months (under the Plan or otherwise) to (i) Related Persons, exceeds 10% of the outstanding securities of the Issuer, or (ii) a Related Person and the Associates of the Related Person, exceeds 5% of the outstanding securities of the Issuer.

For the purposes of this Section 15:

“Associate” when used to indicate a relationship with a person, means (i) an issuer of which the person beneficially owns or controls, directly or indirectly, voting securities entitling the person to more than 10% of the voting rights attached to outstanding voting securities of the issuer, (ii) any partner of the person, (iii) any trust or estate in which the person has a substantial beneficial interest or in respect of which the person serves as trustee or executor or in a similar capacity, or (iv) in the case of an individual, a relative of that individual, including a spouse of that individual or a relative of that individual’s spouse if the relative has the same home as that individual;

“Associated Consultant” means a Consultant of the Issuer or a Subsidiary if (i) the Consultant is an Associate of the Issuer or of a Related Entity, or (ii) the Issuer or a Related Entity is an Associate of the Consultant;

“Investor Relations Person” means a person that is a “registrant” or that provides services that include “investor relations activities” (as such terms are defined under applicable Canadian securities legislation);

“Permitted Assign” means, for a person that is an Employee, Executive Officer, Director or Consultant of the Issuer or a Related Entity, (i) a trustee, custodian, or administrator acting on behalf of, or for the benefit of the person, (ii) a holding entity of the person, (iii) a RRSP, RRIF, or TFSA of the person, (iv) a spouse of the person, (v) a trustee, custodian, or administrator acting on behalf of, or for the benefit of the spouse of the person, (vi) a holding entity of the spouse of the person, or (vii) a RRSP, RRIF, or TFSA of the spouse of the person;

“Related Entity” means a person that controls or is controlled by the Issuer or that is controlled by the same person that controls the Issuer;

“Related Person” means (i) a Director or Executive Officer of the Issuer or a Related Entity, (ii) an Associate of a Director or Executive Officer of the Issuer or a Related Entity, or (iii) a Permitted Assign of a Director or Executive Officer of the Issuer or a Related Entity; and

“Security Holder Approval” means an approval for the issuance of securities of the Issuer under the Plan (i) given by a majority of the votes cast at a meeting of shareholders of the Issuer other than votes attaching to securities beneficially owned by Related Persons to whom securities may be issued under the Plan, or (ii) evidenced by a resolution signed by all the shareholders entitled to vote at a meeting, if the Issuer is not required to hold a meeting, in each case if before obtaining such approval, the Issuer provides shareholders with the information prescribed by applicable Canadian securities legislation.

16. Employees in Multiple Jurisdictions

Eligible Individuals are or may be subject to taxation under the laws of Canada, the Code and/or the laws of other jurisdictions. Without amending the Plan, the Board may grant, settle or administer Awards or Options on terms and conditions different from those specified in the Plan as may in the judgment of the Board be necessary or desirable to foster and promote achievement of the purposes of the Plan given the limitations of applicable law, and the Board may make such modifications, amendments, procedures and the like as may be necessary or advisable to comply with the provisions of the laws of the various jurisdictions in which the Issuer or its Subidiaries operate or have employees.

17. Compliance with Section 409A of the Code

Notwithstanding anything to the contrary, to the extent that the Board determines that any Award or Option granted under the Plan is subject to Section 409A of the Code, the Agreement evidencing such Award or Option shall incorporate the terms and conditions necessary for such Award or Option to avoid the consequences described in Section 409A(a)(1) of the Code, and to the maximum extent permitted under applicable law, the Plan and the Agreement shall be interpreted in a manner that results in their conforming to the requirements of Section 409A of the Code and regulations or guidance promulgated thereunder. Notwithstanding anything to the contrary in the Plan, to the extent a Grantee has been granted an Award that constitutes “deferred compensation” under Section 409A of the Code and such Grantee is a “specified employee” as defined under Section 409A of the Code, no distribution, settlement, or payment of any amount shall be made before a date that is six months following the date of such Grantee’s “separation from service” as defined under Section 409A of the Code or, if earlier, the date of the Grantee’s death.

18. Governing Law

The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the Province of Québec and the federal laws of Canada applicable therein.